Exhibit 99.1

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES
FOURTH QUARTER AND FULL YEAR FISCAL 2011 RESULTS

•	Strong revenue growth driven by Software performance
•	EPS improvement from margin strength and cost containment
•	Targeting fiscal 2012 non-GAAP EPS $0.62 to $0.70 per share

ACTON, Mass. (March 17, 2011) – SeaChange International, Inc. (NASDAQ: SEAC), a leading global multi-screen video software company, announced financial results for its fiscal 2011 fourth quarter ended January 31, 2011.  Total non-GAAP revenues were $56.8 million, which were $2.7 million or 5% higher than total non-GAAP revenues of $54.1 million for the fourth quarter of last year.  Total GAAP revenues for the fourth quarter of $61.4 million were $8.4 million or 16% higher than revenues of $53.0 for the fourth quarter of fiscal 2010.  Non-GAAP net income for this year’s fourth quarter was $5.8 million or $0.18 per share compared with non-GAAP net income of $2.3 million or $0.07 per share for the previous year’s fourth quarter.  GAAP net income for this year’s fourth quarter was $10.9 million or $0.34 per share compared with GAAP break-even results for the fourth quarter of last year.

During the fourth quarter of fiscal 2011, the Company entered into two agreements that materially impacted its reported GAAP financial results but were excluded from its non-GAAP financial results.  In December of 2010, InSite One, Inc., a provider of storage-based services to the healthcare industry for which the Company maintained an equity stake, was purchased by Dell, Inc.  As part of the sale of its equity stake in InSite One, the Company received proceeds of $4.6 million and recorded a pre-tax gain of $1.9 million during the fourth quarter.  This gain was excluded from the Company’s reported fourth quarter non-GAAP financial results.

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SeaChange Q4 FY2011/Page 2

Also during the fourth quarter, one of the Company’s customers which was won through a system integrator, began deactiveating its SeaChange VOD equipment, because this customer’s new end-to-end system integrator incorporated a different VOD solution.  Because this customer had prepaid several years of annual maintenance revenue, $4.6 million of deferred maintenance revenue was recognized as service revenue in this year’s fourth quarter as a result of the deactivation notice.  The revenue was excluded as well from the Company’s reported fourth quarter non-GAAP financial results.

Total non-GAAP revenues for all of fiscal 2011, ended January 31, 2011, were $216.0 million, which were $12.5 million or 6% higher than total non-GAAP revenues of $203.5 million for the prior fiscal year.  GAAP revenues of $216.7 million for the full year fiscal 2011 were $15.0 million or 7% higher than GAAP revenues of $201.7 million for fiscal 2010.  Non-GAAP net income for fiscal 2011 was $13.7 million or $0.43 per share as compared with non-GAAP net income of $8.0 million or $0.25 per share for fiscal 2010.  GAAP net income for fiscal 2011 was $29.5 million or $0.92 per share as compared with GAAP net income of $1.3 million or $0.04 per share for all of fiscal 2010.

In addition to the two non-GAAP items mentioned, other significant GAAP items that have been excluded in calculating non-GAAP net income for fiscal 2011 include the gain on the Company’s equity investment in Casa Systems in the first quarter of fiscal 2011, deferred revenue adjustments related to recent acquisitions, restructuring charges, reversal of deferred tax valuation allowance, amortization of intangible assets and stock compensation expense.  A reconciliation of GAAP net income to non-GAAP net income is attached to this release and is available on the Company’s website (http://www.schange.com/ir).

The Company ended the fourth quarter of fiscal 2011 with cash, cash equivalents and marketable securities of $86.2 million and no debt compared to $75.0 million and no debt at the end of the third quarter of fiscal 2011.  The $11.2 million increase in cash in this year’s fourth quarter was driven by cash flow from operations and proceeds from the InSite One transaction, which were partially offset by higher accounts receivable and capital expenditures.

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SeaChange Q4 FY2011/Page 3

“Our fiscal 2011 was a year of putting proof and progress to our software strategy with major multi-screen product releases and wins,” said Bill Styslinger, SeaChange CEO and Chairman.  “We can point to our Virgin Media and StarHub launches, breakthroughs in pure-play mobile video such as Three in the U.K., 3 Italia and Vodacom South Africa, as well as the advancement of home gateway, tablet and smartphone video.  With our introduction of Adrenalin, we believe we’ve created the global standard for video back office software.  All of these developments readily demonstrate the value and early return from our leading edge software acquisitions.”

Segment Revenue Results
Total revenues from the Company’s Software segment in the fourth quarter of fiscal 2011 were $46.1 million, which were $11.2 million or 32% higher than Software segment revenue of $34.9 million generated in last year’s fourth quarter.  The acceleration of recognized maintenance revenue for a North American customer contributed $3.4 million to GAAP reported Software segment revenues for this year’s fourth quarter.  The remaining increase in Software segment revenues between years was due primarily to increased revenues from VividLogic and eventIS as well as higher VOD and Advertising maintenance revenues.

The Servers and Storage segment generated revenues of $8.8 million in the fourth quarter of fiscal 2011, which were $3.5 million lower than revenues of $12.3 million for the fourth quarter of fiscal 2010.  The decrease in Servers and Storage revenues compared to the fourth quarter of last year stems from lower VOD server shipments to North American customers partially offset by VOD server shipments to a customer in Latin America and a customer in Europe.

The Media Services segment revenues of $6.4 million for the fourth quarter were $0.6 million higher than comparable revenues for the fourth quarter of fiscal 2010.  The year over year increase in revenues was due primarily to higher VOD content processing fees from customers in Dubai and France that were partially offset by lower fees from a customer in Greece.

Styslinger continued, “In spite of the tough economy, SeaChange worked hard to realign itself to better serve the global marketplace and finished the year with nearly $14 million in non-GAAP net income, a 72% increase from fiscal 2010.”

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SeaChange Q4 FY2011/Page 4

FY’12 Guidance

Guidance for FY12 revenue is in the range of $220M to $230M and non-GAAP EPS of $0.62 to $0.70.  The first quarter revenue guidance is a range of $50M to $52M and a non-GAAP EPS of $0.01 to $0.03.  Management feels it has good visibility for the year from its customers.  The year starts a bit slow and gets stronger in the second half, which is not uncommon for SeaChange.  Q1 will be offset with late year increases primarily in the areas of advertising and in-home software.  First half revenue guidance for FY’12 is a range of $104M to $110M. SeaChange reiterates the end of year target software non-GAAP operating margin of 15% non GAAP for FY12.  The increase will be primarily through improvements in gross margins and reduction in R&D expenses.

SeaChange will host its fourth quarter fiscal 2011 conference call today at 5:00 p.m. E.T. The live broadcast can be accessed at www.schange.com/ir.  Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of our website simultaneously with this press release.

About SeaChange International
SeaChange International (NASDAQ: SEAC) is the global leader in multi-screen video and one of the largest software companies worldwide.  The Company provides innovative, Emmy award-winning solutions and services for back office, advertising, content, in-home devices and broadcast to hundreds of media companies, including blue chip companies such as Comcast, Virgin Media, AT&T, Hutchison Whampoa, Vodacom and DISH Network.  Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world.

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SeaChange Q4 FY2011/Page 5

Safe Harbor Provision
Any statements contained in this document, including the accompanying prepared remarks of the Company's Chief Executive Officer and Chairman, that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the Company's dependence on the continued spending of customers on video systems and services; the continued growth, development and acceptance of the video-on-demand market; the impact of worldwide economic cycles; the impact of measures the Company has taken to address slowdowns in the market for the Company's products and services; the loss of one of the Company's large customers; the cancellation or deferral of purchases of the Company's products; a decline in demand or average selling price for the Company's products; the Company's ability to manage its growth; unanticipated delays in or costs and expenses relating to implementation of cost reduction or other restructuring plans, including with respect to the server and storage business; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the Company's ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in current and any future litigation in which the Company is involved; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company's ability to introduce new products or enhancements to existing products; the Company's dependence on certain sole source suppliers and third-party manufacturers; the Company's ability to obtain licenses or distribution rights for third-party technology at acceptable prices; the Company's ability to compete in its marketplace; the Company's ability to respond to changing technologies; the performance of companies in which the Company has made equity investments, includingOn Demand Deutschland GmBH & Co. KG; the ability of the Company to realize the benefits of its acquisitions of eventIS Group B.V. and VividLogic, Inc. and to integrate these and any future acquisitions; future acquisitions or joint ventures that are unsuccessful; impairment of the Company's goodwill or intangible assets; risks in the Company's investments that adversely affect the value or liquidity of the investments; changes in the regulatory environment; the Company's ability to hire and retain highly skilled employees; any weaknesses over internal controls over financial reporting; any additional tax liabilities that the Company may be subject to; system errors, failures or disruptions; and volatility of the Company's stock price.

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SeaChange Q4 FY2011/Page 6

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Commission on April 9, 2010. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made.

The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

Use of Non-GAAP Financial Information
To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that we believe are helpful in understanding our past financial performance and future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and make operating decisions. Our non-GAAP financial measures include adjustments based on the following items, as well as the related income tax effects and adjustments to the valuation allowance:

Deferred software revenue: Business combination accounting rules require us to account for the fair value of customer contracts assumed in connection with our acquisitions. In connection with the acquisitions of eventIS Group B.V. on September 1, 2009 and VividLogic, Inc. on February 1, 2010, the book value of our deferred software revenue was reduced by approximately $6.0 million in the adjustment to fair value. Because these customer contracts may take up to 18 months to complete, our GAAP revenues subsequent to these acquisitions do not reflect the full amount of software revenues on assumed customer contracts that would have otherwise been recorded by eventIS Group B.V. and VividLogic, Inc. We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on similar customer contracts, although we cannot be certain that customers will renew these contracts.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation and stock-based payroll expenses from our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.

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SeaChange Q4 FY2011/Page 7

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets from our non-GAAP operating expenses and net income measures. Amortization of intangibles is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to revenues earned during the periods presented and will contribute to future period revenues as well. Amortization of intangibles assets will recur in future periods.

Acquisition related and other expenses: We incurred significant expenses in connection with our acquisitions of eventIS Group B.V. and VividLogic, Inc.and also incurred certain other operating and non-operating expenses, which we generally would not have otherwise incurred in the periods presented. Acquisition related and other expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, integration related professional services and the change of fair value related to contingent considerations. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

Restructuring: We incurred significant expenses in connection with selected headcount reductions a write-down of inventory to net realizable value reflecting the discontinuance of certain inventory components and the disposal of fixed assets. We believe it is useful for investors to understand the effects of these items on our total operating expense.

Gain on sale of equity investment: This reflects the gain, excluding any tax effects, on the sale of our investment in Casa Systems. This is considered a one-time event and not included in the financial results of our continuing operations.

Income tax benefit (provision): The income tax adjustment reflects the effective tax rate for the year in which the non-GAAP adjustment occurs and excludes any changes in the tax valuation allowance arising from the gain on the sale of the equity investment in Casa Systems.

Financial Tables

SeaChange International, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	January 31, 2011	January 31, 2010
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$73,145	$37,647
Restricted cash	1,332	73
Marketable securities	7,340	2,114
Accounts receivable, net	54,487	54,278
Inventories, net	14,393	17,830
Prepaid expenses and other current assets	7,148	7,253
Deferred tax asset	3,775	2,474
Total current assets	161,620	121,669
Property and equipment, net	36,381	39,682
Marketable securities, long-term	4,379	8,688
Investments in affiliates	2,913	13,697
Intangible assets, net	30,306	26,264
Goodwill	65,273	55,876
Other assets	5,346	1,271
Total assets	$306,218	$267,147

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,249	$10,371
Other accrued expenses	16,523	11,174
Customer deposits	3,993	4,279
Deferred revenues	37,039	34,158
Deferred tax liability	183	800
Total current liabilities	68,987	60,782
Deferred revenue, long-term	11,231	12,635
Long term liabilities	6,930	6,574
Distribution and losses in excess of investment	1,161	1,469
Deferred tax liabilities and income taxes payable	8,762	7,765
Total liabilities	97,071	89,225

Stockholders’ equity:
Common stock	319	326
Additional paid-in capital	205,624	211,504
Treasury stock	(1)	(8,757)
Accumulated income (deficit)	12,037	(17,450)
Accumulated other comprehensive loss	(8,832)	(7,701)
Total stockholders’ equity	209,147	177,922
Total liabilities and stockholders’ equity	$306,218	$267,147

SeaChange International, Inc.
Condensed Consolidated Statement of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31, 2011	January 31, 2010	January 31, 2011	January 31, 2010

Revenues	$61,367	$52,992	$216,727	$201,665
Cost of revenues	28,097	26,028	107,978	98,412
Gross profit	33,270	26,964	108,749	103,253

Operating expenses:
Research and development	11,052	13,231	48,403	50,664
Selling and marketing	6,191	6,260	24,506	25,842
General and administrative	6,238	5,683	24,327	21,719
Amortization of intangibles	847	982	3,359	2,826
Restructuring	53	-	6,997	-
	24,381	26,156	107,592	101,051
Income from operations	8,889	808	1,157	2,202
Other income (expense), net	972	(594)	25,903	145
Income before income taxes and equity loss in earnings of affiliates	9,861	214	27,060	2,347
Income tax (benefit) provision	(642)	34	(2,342)	371
Equity gain/(loss) in earnings of affiliates	369	(136)	85	(653)
Net income	$10,872	$44	$29,487	$1,323
Basic income per share	$0.34	$-	$0.94	$0.04
Diluted income per share	$0.34	$-	$0.92	$0.04
Weighted average common shares outstanding:
Basic	31,558	30,927	31,434	30,860
Diluted	32,152	31,530	31,986	31,433

SeaChange International, Inc.
Condensed Consolidated Operating Segments - Unaudited
(in thousands)

	Three Months Ended		Twelve Months Ended
	January 31, 2011	January 31, 2010	January 31, 2011	January 31, 2010
Software
Revenue:
Products	$21,914	$17,092	$73,626	$66,968
Services	24,195	17,800	82,984	64,346
Total revenue	46,109	34,892	156,610	131,314
Gross profit	28,090	21,209	87,992	79,543
Operating expenses:
Research and development	9,352	10,360	38,286	39,592
Selling and marketing	4,566	4,074	17,807	16,624
General and administrative	530	430	1,465	502
Amortization of intangibles	773	744	3,073	2,246
Restructuring	27	-	905	-
	15,248	15,608	61,536	58,964
Income from operations	$12,842	$5,601	$26,456	$20,579

Servers and Storage
Revenue:
Products	4,772	$8,533	$18,053	$34,974
Services	4,060	3,779	14,033	15,583
Total revenue	8,832	12,312	32,086	50,557
Gross profit	4,819	4,035	15,966	20,426
Operating expenses:
Research and development	1,700	2,871	10,117	11,072
Selling and marketing	1,625	2,186	6,699	9,218
Restructuring	25	-	5,180	-
	3,350	5,057	21,996	20,290
Income (loss) from operations	$1,469	$(1,022)	$(6,030)	$136

Media Services
Service revenue	$6,426	$5,788	$28,031	$19,794
Gross profit	360	1,720	4,791	3,284
Operating expenses:
General and administrative	911	671	4,025	3,015
Amortization of intangibles	73	237	286	580
	984	908	4,311	3,595
(Loss) income from operations	$(624)	$812	$480	$(311)
Accumulated income (deficit)
Unallocated Corporate
Operating expenses:
General and administrative	$4,798	$4,583	$18,837	$18,202
Restructuring	-	$-	$912	$-
Total unallocated corporate expenses	$4,798	$4,583	$19,749	$18,202

Consolidated income from operations	$8,889	$808	$1,157	$2,202

SeaChange International, Inc.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures - Unaudited
(in thousands)

	Three Months Ended			Three Months Ended			Twelve months Ended			Twelve months Ended
	January 31, 2011			January 31, 2010			January 31, 2011			January 31, 2010
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues	$61,367		$61,367	$52,992		$52,992	$216,727		$216,727	$201,665		$201,665
Deferred revenue-acquisition related (1)	-	(12)	(12)	-	1,076	1,076	-	3,876	3,876	-	1,807	1,807
Deferred revenue-maintenance (2)	-	(4,559)	(4,559)	-	-	-	-	(4,559)	(4,559)	-	-	-
	61,367	(4,571)	56,796	52,992	1,076	54,068	216,727	(683)	216,044	201,665	1,807	203,472

Operating expenses	24,381	-	24,381	26,156	-	26,156	107,592		107,592	101,051		101,051
Stock-based compensation (3)	-	1,699	1,699	-	740	740	-	2,957	2,957	-	3,105	3,105
Amortization of intangible assets (4)	-	1,429	1,429	-	1,072	1,072	-	5,345	5,345	-	3,465	3,465
Restructuring	-	53	53	-	-	-	-	6,997	6,997	-	-	-
Acquisition related costs (5)	-	-	-	-	351	351	-	831	831	-	1,413	1,413
	24,381	3,181	21,200	26,156	2,163	23,993	107,592	16,130	91,462	101,051	7,983	93,068

Income from operations	8,889	(1,390)	7,499	808	3,239	4,047	1,157	15,447	16,604	2,202	9,790	11,992

Other expenses, net (6)	912	310	602				1,169	738	431
Income from sale of investments in affiliates	1,883	(1,883)	-	-	-	-	27,071	(27,071)	-	-	-	-

Income tax impact expense (benefit) (7)	(642)	2,137	1,495	34	972	1,006	(2,342)	4,865	2,523	371	3,106	3,657

Net income	$10,872	$(5,100)	$5,772	$44	$2,267	$2,311	$29,487	$(15,751)	$13,736	$1,323	$6,684	$8,007
Diluted income per share	$0.34	$(0.16)	0.18	$0.00	$0.07	$0.07	$0.92	$(0.49)	$0.43	$0.04	$0.21	$0.25
Diluted weighted average common shares outstanding	32,152	32,152	32,152	31,530	31,530	31,530	31,986	31,986	31,986	31,433	31,433	31,433

(1)
Business combination accounting rules require us to account for the fair value of deferred revenue assumed in connection with an acquisition. This non-GAAP adjustment reflects the full amount of software contract revenue that would otherwise have been recorded subsequent to our acquisition of eventIS Group B.V. and VividLogic, Inc.

(2)	Recognition of previously deferred maintenance revenue from customer termination notice

(3)	For GAAP purposes, stock-based compensation is included in the following expense categories:

	Three Months Ended		Twelve Months Ended
	January 31, 2011	January 31, 2010	January 31, 2011	January 31, 2010
Cost of revenues	$183	$99	$330	$417
Research and development	290	241	629	815
Selling and marketing	476	110	746	505
General and administrative	750	290	1,252	1,368
Total stock-based compensation	$1,699	$740	$2,957	$3,105

(4)
The intangible assets recorded at fair value as a result of our acquisitions are amortized over the estimated useful life of the related asset. Amortization expense related to intangible assets is included in the following expense categories:

	Three Months Ended		Twelve Months Ended
	January 31, 2011	January 31, 2010	January 31, 2011	January 31, 2010

Cost of revenues:	$582	$88	$1,986	$637
Operating expenses:	847	984	3,359	2,828
Total amortization of intangibles	$1,429	$1,072	$5,345	$3,465

(5)
We incurred expenses in connection with our acquisition of eventIS Group B.V. and VividLogic Inc. during fiscal 2010  and 2011 which would not have otherwise occurred in the periods presented as part of our operating expenses.

(6)
Other expenses, net include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, other items related to acquisitions for which the measurement period has ended, and settlement of indemnification assets.

(7)	The non-GAAP income tax adjustment reflects the effective income tax rate used during the periods presented.

SeaChange International, Inc.
Fourth Quarter and Fiscal Year 2011 Results
Prepared Remarks
March 17, 2011

SeaChange is providing a copy of these prepared remarks in combination with its press release.  This process and these remarks are offered to allow investors and analysts additional time and detail for analyzing our financial results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, March 17, 2011, at 5:00 p.m. E.T. and will include only brief comments followed by questions and answers.  These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:
-Telephone:  866-322-1550 (U.S.) and 706-634-1330 (international)
- Conference ID – 51450324
- Live webcast: www.schange.com/IR (An archived webcast will be available at this site)

Fiscal 2011 Fourth Quarter Financial Discussion

Revenues for the fourth quarter of fiscal 2011 amounted to $61.4 million, which were $8.4 million, or 16%, higher than revenues of $53.0 million generated in the fourth quarter of last year.  Non-GAAP revenues for the fourth quarter were $56.8 million which were $2.7 million higher than non-GAAP revenues of $54.1 million for the fourth quarter of fiscal 2010.  The difference between GAAP and non-GAAP revenues for the fourth quarter of fiscal 2011 relates mainly to the recognition of $4.6 million of GAAP maintenance revenue that had been previously deferred in connection with the deactivation of the Company’s VOD products at a North American customer during the fourth quarter.

From an operating segment perspective, revenues from our Software segment for the fourth quarter were $46.1 million which were $11.2 million, or 32%, higher than revenues of $34.9 million for the fourth quarter of fiscal 2010.  Excluding the impact of recognizing previously deferred maintenance revenue of $3.4 million, the increase in Software revenues between years derived from higher VOD software revenues from eventIS and the inclusion of VividLogic revenues which was acquired in the first quarter of fiscal 2011.

Servers and Storage segment revenues of $8.8 million for the fourth quarter of fiscal 2011 were $3.5 million lower than revenues of $12.3 million included in last year’s fourth quarter.  The decrease in Servers and Storage revenues between years was due primarily to lower shipments of VOD servers to North American customers that was partially offset by higher VOD server shipments to a customer in Latin America.  In addition, the year over year increase in Servers and Storage service revenues relates to the recognition of previously deferred maintenance revenue from North American customer as previously noted.

The Media Services segment generated revenues of $6.4 million for the fourth quarter which was $600,000, or 10%, higher than revenues of $5.8 million in the fourth quarter of fiscal 2010.  The increase in Media Services revenues between years was due mainly to higher content processing revenues from customers in France and Dubai that was partially offset by lower revenues from a UK customer.

Geographically, revenues for the fourth quarter of fiscal 2011 included 54% in North America, 34% in Europe, Middle East and Africa, 6% in Latin America and 6% in Asia Pacific.  Comcast, Virgin Media and Cox Communications were 10% or greater customers in the fourth quarter of fiscal 2011.

Revenues for all of fiscal 2011 amounted to $216.7 million which were $15 million, or 7%, higher than the $201.7 million of revenues generated in fiscal 2010.  Higher Software segment revenues from eventIS, VividLogic and Advertising revenues from domestic cable television providers combined with accelerating contract revenue growth for Media Services were partially offset by a decline in VOD server shipments to North American customers.

Total gross margin of 54.2% for the fourth quarter was 3.3 points higher than total gross margin of 50.9% for the fourth quarter of fiscal 2010.  Reviewing gross margin by business segment, software segment gross margin for this year’s fourth quarter of 60.9% was essentially flat with the fourth quarter of last year.  Margin improvement from the large maintenance revenue transaction noted previously and increased margins from VividLogic were largely offset by lower Advertising and VOD software subscription margins.

Servers and Storage gross margin of 54.6% for the fourth quarter of fiscal 2011 was 21.8 points higher than gross margin of 32.8% for the fourth quarter of fiscal 2010.  The significant increase in the Servers and Storage gross margin between years was due to the large maintenance revenue transaction in this year’s fourth quarter as well as last year’s fourth quarter including a substantial level of lower margin VOD server shipments to a North American customer.

Media Services gross margin of 5.6% for this year’s fourth quarter was lower than gross margin of 29.7% in the fourth quarter of last year.  The decrease in gross margin between years was due mainly to increased headcount and other costs to support recently secured contracts from customers in South Africa, Serbia and the UK along with lower contract revenues from a UK customer.

Total gross margins for the full year of fiscal 2011 was 50.2% which was 1.0% points lower than gross margin of 51.2% for all of fiscal 2010.  Lower VOD and Advertising software margins were partially offset by a more favorable customer mix-related improvement in VOD server margins and higher sales volume-related Media Services margins.

Operating expenses for the fourth quarter of $24.4 million were $1.8 million lower than the $26.2 million of operating expenses incurred in the fourth quarter of last year.  The reduction in operating expenses between years stems from R&D headcount reductions in the Servers and Storage segment earlier this year as well as G&A headcount reductions occurring earlier in the year that were partially offset by higher patent litigation and VividLogic transaction expenses.

Reported operating expenses for all of fiscal 2011 of $107.6 million were $6.5 million higher than operating expenses of $101.1 million in fiscal 2010.  Excluding restructuring charges incurred in fiscal 2011 that were not incurred in fiscal 2010, operating expenses were relatively flat between years.  Lower domestic headcount-related R&D expenses in the Software and Servers and Storage segments were offset by a full year of eventIS and VividLogic operating expenses, higher ODG G&A expenses and increased patent litigation expenses.

Non-GAAP net income for the fourth quarter of fiscal 2011 of $5.8 million was $3.5 million higher than non-GAAP net income of $2.3 million for last year’s fourth quarter.  The corresponding non-GAAP earnings per share for the fourth quarter of this fiscal year was $0.18 per share compared to $0.07 per share for the same period last year.

GAAP net income for this year’s fourth quarter was $10.9 million or $0.34 per share compared with GAAP break-even results for the fourth quarter of last year.  This year’s fourth quarter GAAP financial results included the recording of a $1.9 million gain in connection with the sale of the Company’s equity investment in InSite One, Inc., as part of the latter’s sale to Dell, Inc. in December of 2010.  Proceeds from the sale of the Company’s equity stake were $4.6 million in this year’s fourth quarter.

For all of fiscal 2011, non-GAAP net income of $13.7 million or $0.43 per share was significantly higher than non-GAAP net income of $8.0 million or $0.25 per share for fiscal 2010.  GAAP net income of $29.5 million or $0.92 per share was also substantially higher than GAAP net income of $1.3 million or $0.04 per share for fiscal 2010.

From a balance sheet perspective, the Company ended fiscal 2011 with cash and marketable securities of $86.2 million and no debt compared with $75.0 million and no debt at October 31, 2010.  The increase in cash and marketable securities in the fourth quarter of this year resulted from improved cash flow from operations for the fourth quarter as measured by net income and adding back non-cash depreciation, amortization and stock compensation expense.  In addition, proceeds from the sale of the Company’s equity investment in InSite One and lower inventory were partially offset by higher accounts receivables.

Financial Highlights

Q4 was a strong quarter for SeaChange.  The Company has continued to progress in its transition to a software and services company.   The Software and Media Services business units represented 85% of the company’s total  revenue in FY11 compared to 75% in FY10.  The Servers and Storage business unit has transitioned fully to off-the-shelf hardware and it posted essentially break-even results on a non-GAAP basis, a significant improvement compared to prior quarters.  The Software business unit posted a non-GAAP operating margin 22%.

Some highlights include:

Q4’11 Software Highlights

1.	SeaChange saw continued expansion business in workflow software which is critical to the multi-screen business.
2.	The Company continued its partnership with a major North American MSO in preparation for its 2011 iPad launch using SeaChange software.
3.	Additional backoffice software business was won in Brazil.
4.	SeaChange’s VividLogic business unit signed a contract with Technicolor (formerly Thomson) to provide tru2way software in its set-top boxes.
5.	SeaChange continued to dominate the large telecom market in linear advertising software.
6.	The Company won new VOD software business and network PVR software upgrades in Germany.
7.	SeaChange was awarded the next generation backoffice business with a very large cable operator in Europe.
8.	Virgin Media, who uses SeaChange software, announced its expectation of more than 1 billion VOD views in 2011.
9.	The Company expanded its marketing offer management software in the U.K. and won new software business with a UK operator for schedule management.

The final non-GAAP software operating margin for FY11 was 22%, broken down as follows:

	End of FY11 (Q4) Goal	Actual FY11 Q4
Gross Margin	60%	61%
R&D	26%	20%
Sales and Marketing	12%	10%
G&A	9%	9%
Amortization	3%	2%
Operating Margin, GAAP	10%	20%
Operating Margin, non-GAAP		22%

The Adrenalin product continues to gain traction with a clear plan to provide the single worldwide multi-screen backoffice platform.  This product is the result of consolidating all eventIS and SeaChange software into one next generation platform, and is targeted for completion by the end of FY12.  Eventually Adrenalin will fully replace all SeaChange Axiom and eventIS software and the Company will have a single software architecture.  SeaChange continues to focus on multi-screen expansion launches, and although this market is in its infancy, it is clearly growing; therefore capturing early market share is critical.  The mobile TV market, for example, is expected to grow at 17% CAGR through 2014; however it will be only 1% of the subscription TV market (PriceWaterhouseCoopers).  That said, however, the market does have great long-term potential given that 42% of smart phone users pay for mobile video services (Parks Associates).

Both the eventIS and VividLogic acquisitions remain on target by having met the anticipated revenue for FY11 and look to remain strong in FY12. Both are turning up exciting opportunities for the future.

Q4’11 Media Services Highlights

1.	German operator Kabel BW launched VOD with content from SeaChange’s German JV and with backoffice software from SeaChange.
2.	Serbia Broadband launched VOD in Serbia and Slovenia using SeaChange’s ODG service.
3.	The SeaChange ODG group announced 3D movie delivery to du in Dubai.
4.	ODG announced a CE partnership with InView for its upcoming over-the-top service launch.

ODG enjoyed another year of rapid growth with revenue increasing by 42% year over year. Media Services has now delivered 30% compound growth over the past five years since SeaChange acquired the company.  In FY11 the company had an increase in the number of customers which bought SeaChange technology and software alongside content services. Today ODG supplies content services across 12 territories in eight languages to a wide variety of tier 1 and tier 2 telephone and cable companies.

As indicated last quarter, the Company expects margins to be constrained in the short term as ODG focuses on expansion.  That said, FY’12 margins are expected to increase from FY’11 margins as the Company derives more synergies from selling services to new customers in the same region, and as it extracts more operational efficiencies from its dedicated content processing factory. ODG is now processing approximately 50,000 TV and film assets a year.

ODG’s German joint venture subsidiary was profitable in Q4 and launched two new German customers during the year.  The subsidiary delivered a 30% increase in revenue.

ODG expects its clients to increase the rollout of advanced networks, two-way capable boxes, and multiple devices (eg. Smartphones, tablets, PCs). This, coupled with further launches in new regions, means the Media Services business unit is looking forward to growth in the year ahead.

Servers and Storage Highlights

1.	SeaChange continued software and hardware deployments in China.
2.	A very large Mexican cable operator expanded significantly using SeaChange software and servers.
3.	The Company won a considerable CDN order in Israel which is expected to roll out throughout 2011.
4.	SeaChange realized a $1.9M gain on the sale of its investment in InSiteOne in Q4. InSiteOne provides data storage for the healthcare industry.

5.	The Company is in reseller discussions with a large Japanese technology company regarding the new SeaChange storage product.

The Servers and Storage restructuring that was announced on the Q3 earnings call has taken place and the business unit ended Q4 profitable on a non-GAAP operating basis.

Advisory Committee Update

Together with its financial advisors, the Committee is continuing to evaluate a range of strategic options for the Company.  Its work is ongoing and the Company will inform investors if there are material developments to report.

FY’12 Guidance

The outlook for FY’12 is positive.  Media Services continues to have expansion opportunities, and although each opportunity requires some level of investment, the growth of the EMEA markets looks strong.  The Company’s software business is moving to an integrated three-screen platform with a strong focus on cloud-based software.  The launch of Adrenalin to enable operators to offer both local and cloud-based services, combined with the launch of workflow software, is gaining traction and the Company is planning for several early adoption customers throughout FY’12.   The Servers and Storage business is on track for consistent profitability by Q3 FY’12, as previously stated on our last quarterly earnings call.

Guidance for FY12 revenue is in the range of $220M to $230M and non-GAAP EPS of $0.62 to $0.70.  The first quarter revenue guidance is a range of $50M to $52M and a non-GAAP EPS of $0.01 to $0.03.  Management feels it has good visibility for the year from its customers.  The year starts a bit slow and gets stronger in the second half, which is not uncommon for SeaChange.  Q1 will be offset with late year increases primarily in the areas of advertising and in-home software.  First half revenue guidance for FY’12 is a range of $104M to $110M. SeaChange reiterates the end of year target software non-GAAP operating margin of 15% non GAAP for FY12.  The increase will be primarily through improvements in gross margins and reduction in R&D expenses.

The management team looks forward to the earnings call at 5 p.m. ET.